Exhibit 99.1

HORNBECK OFFSHORE SERVICES, INC.

Service with Energy

NEWS RELEASE

11-012	Contacts:	Todd Hornbeck, CEO Jim Harp, CFO Hornbeck Offshore Services (985) 727-6802

For Immediate Release

Ken Dennard, Managing Partner DRG&L / (713) 529-6600

HORNBECK OFFSHORE ANNOUNCES

PUBLIC OFFERING OF COMMON STOCK

November 7, 2011 – Covington, LA – Hornbeck Offshore Services, Inc. (NYSE: HOS) (the “Company”) announced today that it has commenced an underwritten public offering (the “Offering”) of 6,750,000 shares of common stock pursuant to an effective shelf registration statement. The Company expects to grant the underwriters a 30-day option to purchase up to an additional 1,012,500 shares.

The Company intends to use the net proceeds from the Offering to partially fund the Company’s latest newbuild construction program comprised of new generation offshore supply vessels, which was also announced today. In addition, the Offering proceeds may be used in connection with possible future acquisitions and additional new vessel construction, as well as for general corporate purposes.

Barclays Capital, J.P. Morgan and Wells Fargo Securities will act as joint book-running managers for the Offering. Global Hunter Securities, LLC, Johnson Rice & Company L.L.C., Pritchard Capital Partners and Simmons & Company International will act as co-managers.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The Offering may be made only by means of a prospectus supplement and accompanying base prospectus.

103 Northpark Boulevard, Suite 300	Phone:	(985) 727-2000
Covington, Louisiana 70433	Fax:	(985) 727-2006

A copy of the preliminary prospectus supplement and accompanying base prospectus meeting such requirements relating to the offering may be obtained from the offices of:

Barclays Capital

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, New York 11717

Toll-free: 888-603-5847

Email: Barclaysprospectus@broadridge.com

J.P. Morgan

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, New York 11717

Phone: 866-803-9204

Wells Fargo Securities

Attn: Equity Syndicate Dept.

375 Park Avenue

New York, New York 10152

Email: cmclientsupport@wellsfargo.com

Phone: 800-326-5897

You may also obtain these documents for free when they are available from the Securities and Exchange Commission (the “SEC”) at www.sec.gov.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and Latin America, and is a leading short-haul transporter of petroleum products through its coastwise fleet of ocean-going tugs and tank barges primarily in the northeastern U.S. and the U.S. Gulf of Mexico. Hornbeck Offshore currently owns a fleet of 80 vessels primarily serving the energy industry.

Forward-Looking Statements

This news release contains forward-looking statements, including, in particular, statements about Hornbeck Offshore’s plans and intentions with respect to the proposed issuance of shares of its common stock and the use of proceeds thereof. These have been based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.

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